Exhibit 10.34

EXECUTIVE SERVICE AGREEMENT

**DATE:** YYYY/MM/DD

PARTIES:

(1)	Prodigy, Inc., a company registered in the British Virgin Islands of BVI Company No. 2131074 and registered address in care of Puglisi & Associates at 850 Library Avenue, Suite 204, Newark, Delaware 19711 (the “Company”)

and

(2)	Tay Yee Paa Tony, holder of Singapore Identity Card No. SXXXX891D (the “Executive”).

RECITALS:

(A)	Prodigy, Inc. is an artificial intelligence solutions provider based in Singapore and the Asia-Pacific, whose shares are publicly-traded on the Nasdaq Stock Exchange (“Nasdaq”); and

(B)	The Company has agreed to employ the Executive, and the Executive has agreed to serve the Company as the Co-Chief Executive Officer on the following terms and conditions. This Agreement is made and delivered on [Date].

TERMS AGREED:

1.	Definitions and Interpretation

1.1	For the purposes of this Agreement, the following words and expressions shall have the meanings set out below:

- **“Affiliate”** means in relation to the Company, any subsidiary or holding company of the Company, any subsidiary of such holding company, and any company in which the Company or any such holding company holds or controls directly or indirectly not less than 20% of the issued share capital.

- **“Board”** means the board of directors of the Company from time to time.

- **“Group”** means the Company and its Affiliates from time to time.

- **“Singapore”** means the Republic of Singapore.

- **“Subsidiary”** means AgileAlgo Pte. Ltd., a company registered in Singapore whose registered office is at 5008 Ang Mo Kio Avenue 5, #04-09 Techplace II, Singapore 569874.

1.2	Terms defined in the Companies Act shall in this Agreement have the meanings ascribed to them in that legislation.

1.3	All references in this Agreement attached hereto to the “Company” or any “Affiliate” shall include their successors in title or assigns.

1.4	References herein to paragraphs are references to the paragraphs of this Agreement.

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#### **2. Employment**

2.1	The Company shall employ the Executive, and the Executive shall serve the Company as the Co-Chief Executive Officer on and subject to the terms and conditions specified herein.

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#### **3. Commencement**

3.1	The employment of the Executive pursuant to this Agreement will commence on [Date] (the “Commencement Date”) and, subject to clause 17, and unless either party has terminated the employment as stipulated hereunder, shall continue on the terms agreed.

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#### **4. Title and Duties**

4.1	The Executive shall be employed as the CO-CHIEF EXECUTIVE OFFICER, reporting to the Chairman of the Board or such other person as the Board may designate. In this capacity, he shall devote all his time, attention, and skill to his duties hereunder and shall at all times act in the interests of the Company and its Affiliates. He shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company. Without prejudice to clause 18.2 below, the Executive shall also be appointed as a director of the Company.

4.2	Further to such responsibilities and powers specifically presented in Schedule 1 hereto, the Executive shall perform all acts, duties, and obligations and comply with such orders as may be designated by the Board and which are reasonably consistent with his job title. The Company may require the Executive to undertake the duties of another position or duties of a different nature, either in addition to or instead of the above duties, it being understood that he will not be required to perform duties which are not reasonably within his capabilities.

4.3	Except when prevented by illness, accident, or agreed time off, the Executive will devote the whole of his attention and skill to the affairs of the Company and, where appropriate, its Affiliates, and will promote, protect, develop, and extend the business of the Company and its Affiliates.

4.4	The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations, and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate, its Affiliates, and his employment under this Agreement. He furthermore undertakes to disclose immediately to the Board anything of which he becomes aware or in which he becomes involved which affects adversely or may affect adversely the business, interests, or reputation of the Company or any Affiliate, including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty, or company rules, whether by himself or by a director or employee of the Company or any Affiliate, irrespective of whether he may incriminate himself by so doing.

4.5	The Executive undertakes not to use social media in a way that breaches the terms of this Agreement or any of the Company’s policies, particularly (but not limited to) by breaching his obligations of confidentiality, infringing copyright, making disparaging or defamatory remarks about the Company or any Affiliate or about their respective officers, employees, customers, clients, or competitors, or by harassing or bullying any staff members in any way or otherwise reflecting negatively on the Group’s reputation. Any personal communications made by the Executive via social media shall be clearly and identifiably his own and shall not purport or appear to be representative of views held by the Company, any Affiliate, or any other person employed by or associated with the Company. The Executive will immediately, on request by the Company, withdraw, delete, or amend any publication made by him on any social media or website.

4.6	The Company may require the Executive (as part of his duties of employment) to perform duties or services not only for the Company but also for any Affiliate where such duties or services are of a similar status to or consistent with his position with the Company, as the Board or the Company may from time to time reasonably require.

4.7	The Executive will keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and any Affiliate and provide such explanations as the Board may require in connection therewith.

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#### **5. Hours of Work**

5.1	The Executive will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of his duties. Although he is entitled to Saturdays and Sundays off, only Sunday shall be considered a rest day for the purposes of the Employment Act, and other days off may be appointed as his alternative statutory holidays or substituted rest days at the Company’s discretion.

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#### **6. Place of Work/Secondment**

6.1	The Executive’s primary place of work shall be the Company’s premises located at 5008 Ang Mo Kio Avenue 5, #04-09 Techplace II, Singapore 569874. However, he may be required to work at any other premises which the Company currently has or may later acquire. The Executive may also be required to travel abroad for the performance of his duties.

6.2	The Executive acknowledges and agrees that the Company may from time to time transfer or second his services to any Affiliate as part of any reorganization or otherwise, either permanently or temporarily.

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#### **7. Remuneration, Expenses, and Reductions**

7.1	The annual remuneration of the Executive shall be US$240,000 in fixed salaries being payable in arrears in twelve equal monthly instalments (the “Fixed Salary”), and up to US$240,000 (before accelerated objectives) in executive bonuses upon meeting all assigned management objectives (“Management Objectives”), payable annually or bi-annually by decree of the Board, (“Executive Bonus”) measured and determined by the Management Objectives in the form outlined in Schedule 2 hereto, and shall be determined and measured with the Board’s guidance from fiscal year to fiscal year, via an inaugural Schedule 2.1, and via further addenda, annually or otherwise, when revising management targets to Schedule 2.1 in the form of Schedules 2.2, 2.3 and henceforth. For citizens and Permanent Residents of Singapore, the Fixed Salary and Executive Bonus shall be subjected to Central Provident Fund (“CPF”) employee deductions and employer contributions, administrated by the Company accordingly.

7.2	In the period leading up to the Company achieving a runway towards recording revenues exceeding US$5,000,000 in a fiscal year, the Executive shall be paid a Fixed Salary equivalent to US$180,000 per annum, payable in arrears in twelve equal monthly instalments.

7.3	The form of Schedule 2.1 hereto shall be entered into separately as the Executive’s inaugural Executive Bonus Plan with the Executive within two (2) months from the Commencement Date, with approval from the Board, and shall contain the Management Objectives of the fiscal year (“Annual Executive Bonus Plan”). Further addenda amending the annual fiscal Management Objectives under the purview of the Executive, shall be determined and agreed between the Executive and the Company by the approval of the Board on or before the expiry of the end of second fiscal month in any fiscal year. Failure to enter into further addenda to amend any targets determined for the previous fiscal year, does not automatically nullify any targets or Management Objectives set which have not been overwritten by such amending addenda, and can be used as a continuous measure for the Executive in determining management effectiveness, for purposes of the Company’s and Board’s effective administering and/or enforcement of clauses 17.2(g), 17.12, 17.13 and 17.14 hereto.

7.4	The Fixed Salary includes any sum receivable as director’s fees or other remuneration from any Affiliate. Any increase of the Executive’s Fixed Salary and/or Executive Bonus is entirely at the Company’s discretion, and the Company will have no obligation (contractual or otherwise) to increase his OTE.

7.5	In addition to the Executive’s Fixed Salary and Executive Bonus:

(a)	The Company may, at its absolute discretion, pay the Executive a bonus other than that defined within the parameters of the Annual Executive Bonus Plan (the “Discretionary Bonus”) in respect of each complete financial year of the Company, payable in cash and/or Company stock, upon due determination by the Board. In determining the eligibility to, and the amount of, any Discretionary Bonus, the Company may take into account such factors as it considers appropriate, including but not limited to whether (in the opinion of the Board) the Executive has performed beyond parameters the financial and strategic performance targets in the Annual Executive Bonus Plan(s) per provisions of Clause 7.2, including but not limited to instances where (1) if the Executive successfully executes and completes successful mergers and acquisitions approved by the Board but not already budgeted in the year a deal is originated; (2) the Executive accelerated new product introductions and commercialization ahead of originally-budgeted schedules; and/or (3) the establishment of financially lucrative new territories or market segments; etc. The Discretionary Bonus (if any) may or may not be paid in accordance with the Company’s usual bonus cycle. It is further agreed that:

(i)	The grant of a Discretionary Bonus on a particular basis in any year does not create any right to or expectation of the grant of a Discretionary Bonus on the same basis, or at all, in any future year.

(ii)	The Executive shall have no contractual right to the Discretionary Bonus.

(iii)	The Executive shall have no claim or right of action in respect of any decision, omission, or discretion of the Company in relation to the Discretionary Bonus.

(iv)	Payment of any Discretionary Bonus is conditional on the Executive remaining employed by the Company and not under notice of termination (given or received) on the payment date. Without prejudice to the generality of the foregoing, if the Executive ceases employment with the Company for any reason prior to the end of a financial year, the Executive shall have no claim to any Discretionary Bonus (whether pro-rated or otherwise) in respect of such financial year and hereby explicitly waives any and all his entitlement thereto (if any).

7.6	The Executive shall be paid or reimbursed for any reasonable expenses properly incurred by him while performing his duties on behalf of the Company, subject to his producing receipts in respect of such expenses when requested by the Company, subject to his compliance with the Company’s rules and policies relating to expenses and subject to any applicable laws and provisions of Clause 20 hereto.

7.7	The Company shall be entitled at any time during the Executive’s employment, and in any event on termination, howsoever arising, to deduct from the Executive’s remuneration hereunder any monies due from him to the Group, including, but not limited to, any outstanding loans (including loans for training costs), advances, the cost of repairing any damage to or loss of the Group’s property caused by him, excessive annual leave, and any other monies owed by him to the Group to the extent permitted by law.

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#### **8. Holidays and Annual Leave**

8.1	In addition to the public holidays normally applicable in Singapore, the Executive shall be entitled to 21 working days’ paid annual leave in each complete calendar year.

8.2	The Executive shall obtain the prior approval the Co-Chief Executive Officer before booking annual leave dates.

8.3	Annual leave entitlement for one year must be taken in the same financial year, subject to applicable law, provided that no more than 50% of the days of unused annual leave may be carried forward for the first two fiscal quarters of the subsequent fiscal year. Failure to do so will result in forfeiture of any such accrued annual leave not taken to the extent permitted by law.

8.4	If the Executive is absent from work without leave and without valid reason, the Company may consider this as an act of gross misconduct and terminate the employment without any notice or payment in lieu by reason of such absence, in accordance with clause 17 below.

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#### **9. Sickness**

9.1	The Executive shall inform the Company as soon as possible if he is absent from work by reason of sickness or injury. If he is absent for two working days or more, he must provide a medical certificate or other evidence acceptable to the Company.

9.2	The Executive shall be reimbursed for costs pertaining to the obtainment of a medical certificate, for up to US$1,000 per annum, other than sums secured against any insurance payouts, as the case may be.. The Company may, at its discretion, grant more additional sickness benefits from time to time. There is no contractual right to any enhanced benefit.

9.3	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by the Company, in which event the Company will bear the cost thereof. By signing below, the Executive consents to the disclosure to the Company of the results of the examination by such duly qualified medical professional.

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#### **10. Benefits**

10.1	In addition to the foregoing remuneration and benefits, the Executive shall also be entitled to the following:

(a)	Membership of the Company’s employee stock option scheme, senior executive incentive plans, and/or any other equivalent programs as may be defined and implemented by the Company and its Board from time to time, subject to its terms and conditions from time to time and subject to determination by the Board as to the appropriate level of cost.

(b)	Reimbursement of the premium incurred by the Executive for taking out medical insurance for the benefit of himself and his dependants during the continuance of his employment under this Agreement, the amount of which shall not exceed US$20,000 per annum, subject to his producing receipts in respect of such premium payments when requested by the Company.

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#### **11. Company Policies**

11.1	During the Executive’s employment with the Company, he shall observe and comply with all policies, rules, regulations, and/or directives of the Company, as may from time to time be made or given. The policies, rules, regulations, and/or directives, if so indicated, will form part of the terms and conditions of the Executive’s employment and be incorporated into his employment contract. Otherwise, they will not be contractual.

11.2	The Company does not permit discrimination or harassment on the grounds of race, sex, marital or family status.

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#### **12. Personal Data**

12.1	The Company complies with its statutory obligations regarding the personal data of its employees. The Executive’s personal data will be used for general human resources management purposes, public disclosures required under rules and regulations of the US-Securities and Exchange Commission, the Nasdaq and any other applicable laws for companies publicly-listed on US stock exchanges, intra-group communications, and monitoring compliance with the Company’s obligations and internal rules. Accordingly, it may be transferred within Singapore or overseas to persons in Affiliates, third parties who provide services to the Company, government departments and regulatory authorities, or any actual or proposed purchaser of all or part of the business of the Company or, in the case of any merger, acquisition, or other public offering, the purchaser or subscriber for shares in the Company or its Affiliates.

12.2	The Executive is required at all times during his employment to comply with the provisions of the Personal Data Protection Act (“PDPA”) and with any policy introduced by the Company to comply with the law.

12.3	The Executive consents to the processing by the Company or any associated Company of personal data relating to him as necessary for the performance of this Agreement and/or the conduct of the Company’s business.

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#### **13. Confidential Information**

13.1	The Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly:

(a)	Use for his own purposes or those of any other person, company, business entity, or other organization whatsoever; or

(b)	Disclose to any person, company, business entity, or other organization whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any of its Affiliates, including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, prototypes, product lines, prototypes, services, research activities, source codes and computer systems, software, or any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Affiliate in confidence by customers, suppliers, or other persons.

13.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings, or affairs otherwise than for the benefit of the Company or any Affiliate.

13.3	The obligations contained in clause 13.1 shall not apply to any disclosures required by law and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of his employment other than by way of unauthorized disclosure.

13.4	The Executive shall not make or communicate (or cause or facilitate the making or communication of) any oral or written statement to any representative of the press, television, radio, or other media on any matter connected with or relating to the Company or any Affiliate without obtaining the prior written consent of the Board.

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#### **14. Copyright, Inventions, and Patents**

14.1	The Executive shall promptly disclose to the Company and to no one else all copyright works or designs originated, conceived, written, or made by him alone or with others (except only those works originated, conceived, written, or made by him wholly outside his normal working hours and which are wholly unconnected with his employment).

14.2	All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by him in the course of his employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

14.3	The Executive hereby irrevocably and unconditionally waives in favour of the Company all rights granted by the Copyright Act in connection with his authorship of any copyright works in the course of his employment with the Company, including without limitation any moral rights and any right to claim an additional payment with respect to use or exploitation of those works.

14.4	The Executive agrees that (i) his wages are full compensation for his services and all present and future uses of copyright works made by him in the course of his employment; and (ii) the Executive will not make any claims against the Company or any Affiliate with respect to those copyright works.

14.5	If, at any time during the Executive’s employment under this Agreement, he (whether alone or with any other person or persons) shall create any invention which relates either directly or indirectly to the business of the Company or any Affiliate, he shall promptly disclose to the Company all details, including drawings and models, of such invention so that the Company may determine, whether or not it is a Company Invention.

14.6	If the Executive creates any inventions that do not belong to the Company under the Intellectual Property Office of Singapore (“IPOS”), he agrees that he will forthwith exclusively license or assign (as determined by the Company) to the Company all rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them, The Company will pay to the Executive such compensation for the licence or assignment as the Company will determine in its absolute discretion, subject to the IPOS.

14.7	The Executive shall, at the request and expense of the Company, both during and after the termination of his employment under this Agreement, do all things necessary or desirable to perfect the rights of the Company under this Clause 14.

####**15. Exclusivity of Service**

15.1	The Executive is required to devote his full time, attention and abilities to his job duties during working hours and to act in the best interest of the Company and Its Affiliates at all times.

15.2	The Executive shall not, without the written consent of the Board, in any way directly or indirectly

(a)	either (i) be engaged or employed in, or (ii) be concerned with (in any capacity whatsoever, including but not limited to as a shareholder, or an advisor), or (iii) provide services to any other business or organization where it is, or is likely to be, in conflict with the interest of the Company or its Affiliates or where this may adversely affect the efficient discharge of his duties; or

(b)	accept any other engagement or public office.

Without prejudice to the above, the Executive is not precluded from holding up to 3% of any class of securities in any company which is quoted on a recognised Stock Exchange.

15.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Affiliate, and the Executive or any member of his family, and he agrees to disclose fully to the Company any such circumstances which may arise during his employment.

####**16. Receipt of Payments and Benefits from Third Parties**

16.1	Subject to any written regulations issued by the Company that may be applicable, neither the Executive nor any member of his family, nor any company or business entity in which he or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Affiliates and If the Executive, any member of his family or any company or business entity in which he or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit the Executive shall forthwith account to the Company or the relevant Affiliate for the amount received or value of the benefit so obtained.

####**17. Termination**

17.1	Either party may terminate the employment by giving advance written notice of no less than three (3) months between the date on which notice is given and the intended termination date, subject to clauses 17.2 to 17.5, and any termination by the Company shall be subject to the obtaining of a majority vote of no less than 75% of voting Board members (e.g. in the case of a six-member Board, five or more must vote to the affirmative).

17.2	The Company may terminate the Executive’s employment hereunder forthwith without any notice or payment in lieu of notice if at any time during the term of his employment hereunder the Executive shall:

(a)	be guilty of fraud or other gross misconduct, or gross incompetence or habitual neglect of duty, or commit any other serious breach of this Agreement; or

(b)	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Affiliate to disrepute or prejudice the interests of the Company or any Affiliate; or

(c)	commit any act of bankruptcy or become insolvent or make any arrangements or composition with his creditors generally, including a persistent failure to pay his debts, which cannot be cured within a six-month period from first receiving formal notice of such bankruptcy or insolvency by the relevant government authorities or the commencement of any insolvency proceedings in the courts of law; or

(d)	be in material breach of this Agreement, or found to be grossly negligent and/or reckless in the performance of his duties, and subject to a remedial period of three months from first receiving notice of potential termination from the Board ; or

(e)	be convicted of any criminal offence involving his integrity or honesty; or

(f)	refuse to carry out any reasonable lawful order given to him by the Board in the course of his employment or fail diligently to attend to his duties hereunder; or

(g)	continue unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company to show cause relating to the same, and subject to a remedial period of three months from first receiving notice of potential termination from the Board; or

(h)	resign as a director of the Company or any Affiliate (without the Board’s written consent); or

(i)	be or become prohibited by law from being a director in the territory where the Company maintains its headquarters and/or substantive operations; or

(j)	directly or indirectly advise or participate or act in concert with any person or entity who makes or is considering making any Offer for the issued share capital of the Company;

Upon such termination, the Executive shall not be entitled to any payment whatsoever (other than in respect of unpaid salary and unused annual leave actually accrued) or to claim any compensation or damages in respect of such termination.

17.3	Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

17.4	The Company reserves the right to exclude the Executive from the premises of the Company and require him not to attend at work and/or not to undertake all or any of his duties of employment during any period of notice (whether given by the Executive or the Company) (the “Garden Leave Period”), provided always that the Company shall continue to pay his remuneration and contractual benefits for the duration of this Agreement.

17.5	During any period of notice or Garden Leave Period, the Executive will remain a Company employee and therefore shall not act against the interests of the Company. This includes, amongst other things, that:

(a)	he must not be employed by or otherwise provide services to any third party (unless agreed in advance with the Company in writing);

(b)	the Company may at its discretion cease to give the Executive access to its computer systems or social media;

(c)	the Executive must not compete or prepare to compete with the Company or assist a competitor in any way, including by diverting or preparing to divert Company clients or business to a competing business;

(d)	he must not undermine the business of the Company in any way; and

(e)	he must comply with all lawful instructions of the Company (including any instruction not to contact customers, prospective customers, employees or business contacts of the Company or any Affiliate.

17.6	Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Affiliate or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Affiliate is or may be involved. The Company will reimburse the Executive for his reasonable expenses incurred in fulfilling his obligations under this clause. However, he shall not be entitled to any other payment or remuneration in consideration of his assistance, If the Executive is requested or becomes legally compelled (by subpoena or otherwise) or is required by a regulatory body to make any disclosure that may be prohibited or otherwise constrained by this Agreement, he will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other suitable remedies as necessary,

17.7	Subject to the foregoing, the Executive may furnish that portion (and only that portion) of the information that, in the written opinion of counsel reasonably acceptable to the Company, the Executive is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or penalty; provided, however, that he must use reasonable efforts to obtain reliable assurance that confidential treatment will be given to any information so disclosed.

17.8	On termination of the employment of the Executive hereunder, he must immediately return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, disks, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Affiliates (including but not limited to the Company car, keys, credit cards, equipment and passes) which are in his possession or under his control.

17.9	On request by the Company and in any event on termination of his employment or on commencement of any period of Garden Leave, the Executive will:

(a)	deliver up immediately to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes and any Confidential Information) belonging to It or any Affiliate in the Executive’s possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium or stored information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software, and any data stored on external sites such as contacts on social media; and

(b)	the Executive hereby irrevocably authorises the Company to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf in connection with the above.

17.10	The obligations set out in clause 17.9 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to the Executive or may be held on mobile devices belonging personally to the Executive where such devices are used by him to any extent in respect of his work.

17.11	He must, if so required by the Company, confirm in writing that he has complied with his obligations under this clause 17.

17.12	The Company shall have the right to suspend the Executive (including the right to exclude him from the premises of the Company and require him to not attend at work and/or not to undertake all or any of him duties of employment) during the course of any investigation into any breach of contract, dishonesty, misconduct or other circumstances which may give rise to a right for the Company to terminate his contract of employment or enforce disciplinary action.

17.13	In the event of termination of his employment hereunder, however arising, the Executive agrees that he will not at any time after such termination represent himself as still having any connection with the Company or any Affiliate, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

17.14	If at any time the Company terminates the Executive’s employment (other than by way of a termination under clause 17.2), the Company shall pay the Executive a severance payment of an amount equivalent to six (6) months’ of his Total Remuneration (inclusive of any statutory severance payment) (“Special Severance Payment”). In the event other compensation may be provided to the Executive upon such termination event, the Special Severance Payment should be reduced by any other compensation provided thereto, save for the fact that the Special Severance Payment cannot be less than zero.

####**18. Directorships**

18.1	The Executive will, if and so long as he is so required by the Company, carry out duties as and/or act as a director, officer or employee of the Company or any Affiliate and shall comply with the Articles of Association of the Company and/or Affiliate (as amended from time to time). The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.

18.2	The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Affiliate without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement) in the event of:

(a)	the termination of his employment; or

(b)	either the Company or the Executive serving on the other notice of termination of his employment; or

(c)	such resignation at the request of the Board.

18.3	If notice pursuant to this clause 18 is not received by the relevant company within seven (7) days of the Termination Date or a request by the Board, the Company (or such Affiliate as may be applicable) is irrevocably authorized to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.

18.4	Except with the prior written agreement of the Board, the Executive will not during his employment under this Agreement resign his office as a director of the Company or any Affiliate.

####**19. Non-Compete and Non-Solicitation Covenants**

19.1	During the Restricted Period, the Executive undertakes not to, without the prior written consent of the Company:-

(a)	subject to (b) below, be engaged, concerned or interested (whether as a director, shareholder, principal, consultant, agent, owner, partner or employee) in any Restricted Location in any business concerned with trade or occupation (of whatever nature) which shall be, or may reasonably be considered to be, in competition with the Company or any Affiliate in the provision of Relevant Activities; and

(b)	nothing in this Clause 19.1(a) will prohibit the holding (directly or through nominees) of investments representing not more than 3% of any publicly listed company in any recognized stock exchange.

19.2	The Executive further undertakes that during his employment with the Company and the Restricted Period, he will not without the prior written consent of the Company:

(a)	solicit, canvass, accept business from or otherwise deal with any person, firm, company or organization who at the date of the cessation of the Executive’s employment or during the Relevant Period is or was a client or prospective client of the Company or any Affiliate or was in the habit of dealing under contract with the Company or any Affiliate or in the process of negotiating with the Company or any Affiliate to become a client in connection with the business of the Company or any Affiliate;

(b)	interfere, or seek to interfere, with the continuance of supplies to the Company or any Affiliate (or terms relating to such supplies) from any supplier who has been supplying goods or services to the Company or any Affiliate at any time during the Relevant Period if such interference causes or would cause that supplier to cease supplying, or materially reduce its supply of, those goods or services;

(c)	directly or indirectly solicit or entice away or employ any senior employee, consultant or officer of the Company or any Affiliate.

19.3	For the purposes of this Clause 19, the following expressions shall have the following meaning:-

“Relevant Activities” means provision of design, consultation, procurement, installation, and maintenance of audiovisual systems, digital workspace, and collaboration solution and other services being services of a kind which the Company or any Affiliate provided during the Relevant Period;

“ReIevant Period” means the period of 12 months prior to the termination of the Executive’s employment with the Company (or the period of the Executive’s employment If shorter);

“Restricted Period” means:

(a)	subject to (b) below, the period commencing with the date of cessation of the Executive’s employment with the Company and ending on the date 6 months later; and

(b)	the period in (a) above will be reduced by the Garden Leave Period (if any);

“Restricted Location” means:

(a)	Hong Kong,

(b)	China,

(c)	Australia,

(d)	Indonesia,

(e)	India,

(f)	Japan,

(g)	Macau,

(h)	Malaysia,

(i)	New Zealand,

(j)	Philippines,

(k)	Singapore,

(l)	South Korea,

(m)	Taiwan,

(n)	Thailand,

(o)	Vietnam,

(p)	UAE, and

(q)	such other country or territory in which:

(i)	the Company or any Affiliate carries on the Relevant Activities; and;

(ii)	in which the policies, procedures, strategy or information obtained by the Executive during his employment with the Company are relevant for the purposes of conducting such Relevant Activities.

19.4	Without prejudice to clause 23.2 each of the undertakings in this clause 19 is separate and severable. The Executive agrees and acknowledges that the restrictions contained in this clause 19 are fair and reasonable but, in the event that any such restriction is found to be void or unenforceable but would be valid and effective If some part or parts of the restriction were deleted or varied, such restriction will apply with such deletion or variation as may be necessary to make it valid and effective.

####**20. Anti-Bribery and Corruption**

The Executive undertakes he will:

20.1	comply with all applicable anti-bribery laws;

20.2	not commit or omit any act or thing which constitutes or may constitute a breach of and/or an offence under anti-bribery laws or would cause the Group to be liable for an offence under any such laws;

20.3	take no action and make no payment (including promises to take action or to make payments) or provide anything of value in violation of, or that might cause any member of the Group to be in violation of, the provisions of the United States Foreign Corrupt Practices Act of 1977 and/or the Prevention of Corruption Act, as amended from time to time;

20.4	comply with the anti-corruption policy of all relevant jurisdictions as in force at the relevant time.

####**21. Warranties and Undertakings**

21.1	The Executive represents and warrants that he is not subject to any agreement, arrangement, contract, understanding, court order or otherwise/ which in any way directly or indirectly restricts or prohibits him from fully performing any of his duties of employment in accordance with the terms and conditions of this Agreement. The Executive further represents and warrants that he has not foregone any other opportunity, financial or otherwise, in connection with commencing his employment with the Company.

21.2	The Executive further represents and warrants that he will not improperly use or disclose to the Company for its benefit any confidential information or trade secrets of (i) any former or current employers, (ii) any person to whom he has previously provided or currently provide consulting services or (iii) any other person to whom he owes an obligation of confidentiality. He must not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing sub-paragraphs (i), (ii) or (iii) unless consented to in writing by such person.

22.	Notices**

22.1	Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address by way of registered mail, email or telephone/fax number set out below (or such other address or fax number as the addressee has by five days’ prior written notice specified to the other party):

The Company	Address:
Email:
Telephone/Fax:

Executive	Address:
Email:
Telephone/Fax:

22.2	Any notice or other form of communication given under or in connection with this Agreement will be in writing in the English language and be handed personally to the Executive or sent to the Executive’s place of residence.

22.3	Any notice or communication given in accordance with this clause will be deemed to have been served 48 hours after posting but where it is hand delivered, it is given at the time the notice or communication is delivered to or left at that party’s address.

22.4	Any notice to be given hereunder may be delivered (a) in the case of the Company by registered post addressed to its Registered Office or the time being and (b) in the case of the Executive either to him personally or by first class post to his last known address.

23.	Miscellaneous**

23.1	This Agreement supersedes all previous letters of engagement, agreements and arrangements whether oral or in writing relating to the subject matter hereof between the Company and the Executive, all of which shall be deemed to have been terminated by mutual consent. This Agreement together with any policies, procedures and regulations expressly stated to be contractual, form the entire agreement between the Executive and the Company of terms upon which he is employed.

23.2	The various provisions and sub-provisions of this Agreement are severable and if any provision or sub-provision or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions or Identifiable part thereof in this Agreement.

23.3	The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement, will be for breach of contract. Nothing in this clause shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.

23.4	The benefit of each agreement and obligation of the Executive under clause 13 may be assigned to and enforced by all successors and assigns for the time being of the Company and each Affiliate and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

23.5	The failure of the Company to strictly enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of the Company to enforce the same.

23.6	This Agreement shall be governed by and construed in accordance with laws of the Republic of Singapore, and the Executive and the Company submit to the non-exclusive jurisdiction of the courts of Singapore.

23.7	Paragraph headings are inserted for convenience only and will not affect the construction of this Agreement.

EXECUTED by the parties as an Agreement on the date first above written.

Signature of Director

Name:

I agree and accept this offer on the terms and conditions outlined and/or referred to in this Agreement.

Signature of Executive

Name:

Signed, Sealed and Delivered by in the presence of:

Signature of Witness

Name:

SCHEDULE 1

To EXECUTIVE SERVICE AGREEMENT

PRODIGY, INC.

Co-CEO AREAS OF POWERS AND RESPONBILITIES

Name of Executive:	Tay Yee Paa Tony
Designation:	Co-Chief Executive Officer
Commencement Date:	YYYY/MM/DD
Reporting To:	Board of Directors

Subject to provisions of Clauses 4 and 17 of the Executive Service Agreement dated YYYY/MM/DD, Specified Areas of Responsibility for the Executive as Co-Chief Executive Officer:

S/N	Specified Leadership Area	Powers & Responsibilities
1	Product Leadership	1.1.	Product Strategy Lead a high-performing team, integrating go-to-market with development excellence.
		1.2.	Product Design, Build and Maintain Ensure high levels of product quality and customer success, by maintaining global standards and methodologies in product design, build and maintenance
1.3.	Ensuring continuous technical and commercial efficacy of Company’s products and services
Maintain suitably-qualified personnel for both R&D, development and project deliveries, and maintaining high performance.
		1.4.	Ensuring effective Communications (internal and external) and Marketing of Company’s core capabilities Communicate product’s vision and marketing plan
		1.5.	Ensuring market competitiveness in all technical and commercial aspects of products and services offered Ensure continued viability of the Company’s technical and commercial offerings and terms.
		1.6.	Product Roadmap Maintain a clear and cohesive Product Roadmap, driving development and M&A strategies. Product Roadmap to maintain relevance for 3-5 years.
		1.7	Product Marketing, Branding & GTM Joint accountability with Co-CEO in building above and below the line strategies in lead generation, and marketing and branding excellence

2	Technology Leadership	2.1	Research and Development Build and maintain qualified team, ensuring high levels of productivity. Lead a high-performing team, integrating go-to-market with development excellence.
		2.2	Role of CTO Until the recruitment of a full-time CTO, Executive shall assume this role for the Company.
		2.3	Continued Technology Efficacy Maintain suitably-qualified personnel for both R&D, development and project deliveries, and maintaining high performance.
2.4	Ensure Continuous Technology Compliance and Merchantability
Ensure that all Company’s products and technology are compliant and in-line with all prevailing global technology standards, including but not limited to security, data privacy and ethics.
		2.5	Establish and maintain viable supporting eco-system for continued Technology and Service efficacy Lead a high-performing team, integrating go-to-market with development excellence.

3	Sales Leadership for Data Science and Custom Development (Direct Sales Organization)	3.1	Direct Sales Org
Build and maintain a qualified team for Data Science and Custom Development, ensuring high levels of productivity.
Lead a high-performing team, integrating go-to-market with development excellence.
3.2	Budget, Planning, Forecasting & Public Communications
Drive annual sales forecasting and budgeting, goal setting throughout entire Direct Sales Org for Data Science and Custom Development, ensuring high levels of budget compliance, performance linearity, and managing all Territory Heads for sales accountability.
3.3	High-Performance Organization
Establish and maintain a highly-motivated, high-performing Sales Organisation for Data Science and Custom Development, with transparency, equality and empowerment of individual contributors.
3.4	GTM Rules of Engagement
Develop and maintain a highly-structured GTM Plan for Data Science and Custom Development, incorporating rules of market engagement for Direct and Indirect Sales (Sales Bible).
Enforce GTM Plan and its rules.
3.5	Design Winning Compensation Plans
To drive the annual compensation plans of all sales personnel and sales leaders for Data Science and Custom Development, aligning such plans to other stakeholders, e.g. Presales, development and product leads, supporting consulting team, etc.

4	Sales Leadership for Data Science and Custom Development (Indirect Sales Organization)	4.1	Build and maintain viable Channel Strategy and landscape for Data Science and Custom Development, establishing smooth routes to market for Company’s products and services
Develop, appoint, maintain and operate with channel partners for Data Science and Custom Development’s CaaS business vertical, business partners, and technology alliances (under advisement with Co-CEO, CTO).
4.2	Design, develop and maintain Channel Rules of Engagement (RoE)
Ensure proper management of Channel engagements for Data Science and Custom Development, effective dispute resolutions and transparency.
Maintain suitably-qualified personnel for administration and enforcement of RoE.
4.3	Maintain integration between Sales, Channel and Product teams for Data Science and Custom Development Ensure smooth delivery of products to customers.
4.4	Establish and maintain viable supporting eco-system for continued Product and Service efficacy Lead a high-performing team, integrating go-to-market with development excellence.
4.5	Product Lifecycle Management and Market Continuity
Jointly with CTO, Co-CEO, ensure all New Product Introduction (NPI) timelines to new product/feature releases, updates, upgrades and patches are delivered in a fully-tested and non-disruptive manner.
Lead a high-performing team, integrating go-to-market with customer success, and development excellence.

5	Corporate Strategy	5.1	Vision, mission and overall direction
Set the overall direction of the company by developing and executing its long-term vision, aligning resources with strategic goals, making critical decisions that impact the company’s future and ensuring such strategies align with stakeholders’ expectations
Joint responsibility with co-CEO

6	Delivery Excellence for Data Science and Custom System Development Products and Services	6.1	Customer Success
To ensure all customer satisfaction metrics are maintained and customers remain highly satisfied with their investments, and ensure timely and effective turnaround on addressing customer escalations
		6.2	Deliverability and Profitability Ensure deliverability of DS and DEV projects and oversee the management, trackability and profitability of initiatives
		6.3	Chargeability and Effective use of DS and DEV resources Ensure high and effective utilisation of resources to maintain high levels of profitability of DS and DEV projects.

7	Investor Relations & Communications	7.1	Investor Communications & Relations
Manage all financial advisor relationships, planning and conducting roadshows jointly with CFO and corporate finance team.
Joint accountability with Co-CEO on all Company communications to markets and stakeholders.

8	Corporate Governance & Compliance	8.1	Financial Reporting
Joint accountability with CFO, Co-CEO as key financial officers for the Company, ensuring high levels of compliance, volunteering strong governance throughout all areas of business, including those of Company’s subsidiaries and business associates.
		8.2	Be jointly accountable with Co-CEO to lead all aspects of compliance with rules and regulations of public markets, reporting and communications.
		8.3	Be jointly accountable with Co-CEO for all financial and business sign-offs, ensuring proper communications with the Board of Directors, and all public stakeholders.

9	Joint Accountability & Authority: Resolution of Hung Decisions	In the event of hung decisions between the Co-Chief Executive Officers in cases of joint accountability and/or authority defined hereunder or in the normal course of ordinary business, both Co-Chief Executive Officers agree irrevocably hereby that the Chairman of the Board shall cast the deciding vote on such matters

SCHEDULE 2

To EXECUTIVE SERVICE AGREEMENT

PRODIGY, INC.

COMPANY-WIDE ANNUAL BONUS PLAN FRAMEWORK

Annual Executive Bonus Plan Definition

Section A:

Company Objectives setting, for Co-CEO, COO and CFO:

Company’s FYE Revenue / Growth Target	US$XXX	>XX%
Company’s FYE Profit / Growth Target	US$XXX	>XX%
Excellence: Linearity Goals	Q1: $XXX Q2: $XXX Q3: $XXX Q4: $XXX	<>XX% <>XX% <>XX% <>XX%
Company’s Financial Goals	Gearing Ratio: X% RoA: X% RoE: X%	XX% XX% XX%
Annual Strategic Imperative 1	e.g. New Product	xxx
Annual Strategic Imperative 2	e.g. New Customers	xxx
Annual Strategic Imperative 3	e.g. New Territories	e.g. Europe, North Asia, etc.
Annual Strategic Imperative 4	e.g. M&A	Capacity acquisition Product/tech acquisition Strategic/market acquisition

Section B:

Individual Objectives setting For Co-CEO, COO and CFO:

The OTE Bonus Component, constituting the Variable Earnings component of the Executive’s Total OTE, shall be awarded in achievement of the following:
MBO Categories	Achievement [Payout follows Linearity Curve Formula]	Baseline Pay-out as Percentage of OTE Bonus	Acceleration Formula
Company Revenue-driven	Gateway: 70% <80% >100%	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
[Focused] Segment Revenue-driven	Gateway: 80% <90% >100%	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
Company Profitability-driven	Gateway: 90% >90% >100%	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
Strategic Imperatives: e.g.: # of Customers # of New Customers % Churn	#Customers: XX #LiveCustomers: XX #NewCustomers (2025): XX Churn: <X%	10%	1.25X Bonus if all areas met/exceed 100%
Revenue Linearity, Consistency & FC Accuracy: e.g. Meeting 4-Quarter FC/Budget	Q1: $XXX or % of Budget/FC Q2: $XXX or % Q3: $XXX or % Q4: $XXX or %	15%	1.25x Bonus if all 4 quarters met
Longevity Planning: e.g. 3X Pipeline @FYE		15%	1.25x Bonus if >3.5X Pipeline + 2X Qualified Pipeline
Total		100% (of OTE Bonus Component)

Plan Guidelines:

1.	It is encouraged that the above Plan Framework, is adopted in the cascading downwards to individual Team Leaders, and where applicable and more localised, to individual contributors – To align the Organization into a singular annual target(s) and direction.

2.	This Plan when executed with CXO, shall be signed with each individual CXO’s targets set for the new fiscal year October 01 to September 30, XXXX, and shall be executed/signed and fully agreed on or before November 30 (end of Month-2) of every new fiscal year.

3.	This Plan when executed with Heads of Departments and Lines of Business Heads, shall be executed, signed and agreed upon by the end of the First Fiscal Quarter.

4.	This Plan when executed with Heads of Departments and Lines of Business Heads, shall be executed, signed and agreed upon by the end of the fourth month of the fiscal year. Any realised bonuses and commissions accrued on un-signed periods, shall be retroactively paid to the individual achieving such target(s), re-activated to the start of the fiscal year.

SCHEDULE 2.1

To EXECUTIVE SERVICE AGREEMENT

PRODIGY, INC.

Annual Executive Bonus Plan for FY2025:

Name of Executive:	Tay Yee Paa Tony
Designation:	Co-Chief Executive Officer
Commencement Date:	YYYY/MM/DD
Reporting To:	Board of Directors
OTE Bonus:	US$ [●]

A. Overall Company Objectives for FY2025:

Company’s FYE Revenue / Growth Target	US$XXX	>XX%
Company’s FYE Profit / Growth Target	US$XXX	>XX%
Excellence: Linearity Goals	Q1: $XXX Q2: $XXX Q3: $XXX Q4: $XXX	<>XX% <>XX% <>XX% <>XX%
Company’s Financial Goals	Gearing Ratio: X% RoA: X% RoE: X%	XX% XX% XX%
Annual Strategic Imperative 1	e.g. New Product	xxx
Annual Strategic Imperative 2	e.g. New Customers	xxx
Annual Strategic Imperative 3	e.g. New Territories	e.g. Europe, North Asia, etc.
Annual Strategic Imperative 4	e.g. M&A	Capacity acquisition Product/tech acquisition Strategic/market acquisition

B. Individual Objectives:

The Executive Bonus Component, shall be awarded to the Executive in achievement of the following:
MBO Categories	FY2025 Targets	Baseline Pay-out as Percentage of OTE Bonus	Acceleration Formula
Company Revenue Target (Organic)	US$XXX	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
Focused L.O.B. Revenue Target	US$XXX	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
Company Net Profit Target	[●]%	20%	>100% = 1.25X Bonus >125% = 1.50X Bonus
Strategic Imperatives: e.g.: # of Customers # of New Customers % Churn	#Customers: 20 #LiveCustomers: 15 #NewCustomers (2025): 8 Churn: <10%	10%	1.25X Bonus if all areas met/exceed 100%
Linearity, Consistency & FC Accuracy: e.g. Meeting 4-Quarter FC	Q1: $XXX or % of Budget/FC Q2: $XXX or % Q3: $XXX or % Q4: $XXX or %	10% (For minimum of 3 quarters met)	1.25x Bonus if all 4 quarters met
Longevity Planning: e.g. 3X Pipeline @FYE	US$XXX	10%	1.25x Bonus if >3.5X Pipeline + 2X Qualified Pipeline
Corporate: No Compliance Incidents	Not exceeding 2 incidents	10%

Annual Executive Bonus Plan FY2025 Signed & Accepted:

Issued by Prodigy, Inc: Company Director’s Signature	Agreed & Accepted by: Executive’s Signature
Name: Date: YYYY/MM/DD	Name: Date:	Tay Yee Paa Tony YYYY/MM/DD